Exhibit 99.1

FOR IMMEDIATE RELEASE

SUPERIOR GROUP OF COMPANIES, INC. REPORTS OPERATING RESULTS FOR THE FIRST QUARTER ENDED MARCH 31, 2021

Compared to the first quarter 2020:
● Net Sales increased 49.4%
● Earnings per Share (Diluted) increased 200.0%
● Uniform net sales increased 17.4%
● BAMKO net sales increased 124.9%
● The Office Gurus net sales increased 43.2%

SEMINOLE, Fla. – April 28, 2021 – Superior Group of Companies, Inc. (NASDAQ: SGC), today announced its first quarter operating results for 2021.

The Company announced that for the first quarter ended March 31, 2021, net sales increased 49.4 percent to $140.8 million, compared to first quarter 2020 net sales of $94.2 million. Pretax Income was $13.2 million compared to $4.6 million in the first quarter of 2020. Net income was $10.5 million or $0.66 per diluted share compared to $3.4 million, or $0.22 per diluted share for the first quarter of 2020.

Michael Benstock, Chief Executive Officer, commented, “We are very pleased to report another quarter of exceptional operating results.  Our business continues to grow both organically and through strategic acquisitions, even without including the PPE sales related to the pandemic.  PPE sales for the first quarter were approximately $26.8 million versus $1.5 million in the first quarter of 2020. We are continuing to book additional PPE sales, but at a significantly slowing rate.  BAMKO delivered another remarkable quarter with net sales growth of almost 125%, or $32.7 million.  PPE sales represented $14.2 million of this growth.  The Office Gurus delivered a record quarter with net sales increasing 43.2% after intersegment eliminations in the first quarter as compared to the first quarter last year.

“While we are optimistic in our outlook, we, along with other companies, are navigating logistical headwinds that originated in shipping ports that are now cascading throughout the transportation and logistics ecosystem. As a result, we ended the quarter with sizable backlogs in both our Uniforms and our Promotional Product segments both with and without including the benefit of PPE.

“We remain enthusiastic and dedicated to continuing with our disciplined, long-term approach. It has and we believe will continue to yield sustainable organic growth in both our recurring customer base and with new customers across diverse end markets. We are relentless in our determination to excel, bring higher levels of service to our customers and to create greater shareholder value.”

CONFERENCE CALL

Superior Group of Companies will hold a conference call on Wednesday, April 28, 2021 at 2:00 p.m. Eastern Time to discuss the Company’s results. Interested individuals may join the teleconference by dialing (844) 861-5505 for U.S. dialers and (412) 317-6586 for International dialers. The Canadian Toll Free number is (866) 605-3852. Please ask to be joined into the Superior Group of Companies call. The live webcast and archived replay can also be accessed in the investor information section of the Company's website at https://ir.superiorgroupofcompanies.com/Presentations.

A telephone replay of the teleconference will be available one hour after the end of the call through 2:00 p.m. Eastern Time on May 12, 2021. To access the replay, dial (877) 344-7529 in the United States or (412) 317-0088 from international locations. Canadian dialers can access the replay at (855) 669-9658. Please reference conference number 10153694 for all replay access.

Disclosure Regarding Forward Looking Statements

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified by use of the words “may,” “will,” “should,” “could,” “expect,” anticipate,” “estimate,” “believe,” “intend,” “project,” “potential,” or “plan” or the negative of these words or other variations on these words or comparable terminology. Forward-looking statements in this press release may include, without limitation: (1) the projected impact of the current coronavirus (COVID-19) on our, our customers’, and our suppliers’ businesses, (2) projections of revenue, income, and other items relating to our financial position and results of operations, (3) statements of our plans, objectives, strategies, goals and intentions, (4) statements regarding the capabilities, capacities, market position and expected development of our business operations, and (5) statements of expected industry and general economic trends.

Such forward-looking statements are subject to certain risks and uncertainties that may materially adversely affect the anticipated results.  Such risks and uncertainties include, but are not limited to, the following: the impact of competition; the effect of uncertainties related to the current coronavirus (COVID-19) pandemic on the United States. and global markets, our business, operations, customers, suppliers and employees, including without limitation the length and scope of the restrictions imposed by various governments and success of efforts to deliver a vaccine on a timely basis, among other factors; our ability to navigate successfully the challenges posed by current global supply disruptions; general economic conditions, including employment levels, in the areas of the United States  in which the Company’s customers are located; changes in the healthcare, retail, hotels, food service, transportation and other industries  where uniforms and service apparel are worn; our ability to identify suitable acquisition targets, successfully integrate any acquired businesses, successfully manage our expanding operations, or discover liabilities associated with such business during the diligence process; the price and availability of cotton and other manufacturing materials; attracting and retaining senior management and key personnel and other factors described in the Company’s filings with the Securities and Exchange Commission, including those described in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2021. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements made herein and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and we disclaim any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances, except as may be required by law.

About Superior Group of Companies, Inc. (SGC):

Superior Group of Companies™ formerly Superior Uniform Group, established in 1920, is a combination of companies that help our customers unlock the power of their brands by creating extraordinary brand engagement experiences for their employees and customers. We provide customized support for each of our divisions through our shared services model.

Fashion Seal Healthcare®, HPI® and WonderWink® are our core uniform brands. Each is one of America’s leading providers of uniforms and image apparel in the markets we serve. We specialize in innovative uniform program design, global manufacturing, and state-of-the-art distribution. Every workday, more than 7 million Americans go to work wearing a uniform from Superior Group of Companies.

BAMKO®, Tangerine Promotions®, Public Identity® and Gifts By Design™ are our signature promotional product companies. We provide unique custom branding, design, sourcing, and marketing solutions to some of the world’s most successful brands.

The Office Gurus® is a global provider of custom call and contact center support. As a true strategic partner, The Office Gurus implements customized solutions for our customers in order to accelerate their growth and improve our customers’ service experiences.

SGC’s commitment to service, technology, quality and value-added benefits, as well as our financial strength and resources, provides unparalleled support for our customers’ diverse needs while embracing a “Customer 1st, Every Time!” philosophy and culture in all of our business segments.

Visit www.superiorgroupofcompanies.com for more information.

Contact:		Hala Elsherbini
Andrew D. Demott, Jr.		Three Part Advisors
COO, CFO & Treasurer	-OR-	Senior Managing Director
727-803-7135		214-442-0016

Comparative figures are as follows:

SUPERIOR GROUP OF COMPANIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2021	2020
Net sales	$140,847	$94,245

Costs and expenses:
Cost of goods sold	91,804	60,794
Selling and administrative expenses	35,111	27,489
Other periodic pension costs	429	285
Interest expense	275	1,060
	127,619	89,628
Income before taxes on income	13,228	4,617
Income tax expense	2,750	1,250
Net income	$10,478	$3,367

Net income per share:
Basic	$0.69	$0.22
Diluted	$0.66	$0.22

Weighted average shares outstanding during the period:
Basic	15,221,336	15,024,851
Diluted	15,991,474	15,200,898

Cash dividends per common share	$0.10	$0.10

SUPERIOR GROUP OF COMPANIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share and par value data)

	March 31,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$10,911	$5,172
Accounts receivable, less allowance for doubtful accounts of $7,478 and $7,667, respectively	103,066	101,902
Accounts receivable - other	2,405	1,356
Inventories	87,774	89,766
Contract assets	40,662	39,231
Prepaid expenses and other current assets	11,508	11,030
Total current assets	256,326	248,457
Property, plant and equipment, net	42,077	36,644
Operating lease right-of-use assets	5,042	3,826
Deferred tax asset	810	-
Intangible assets, net	63,659	58,746
Goodwill	36,197	36,116
Other assets	10,912	10,135
Total assets	$415,023	$393,924

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$35,429	$39,327
Other current liabilities	34,519	44,670
Current portion of long-term debt	15,286	15,286
Current portion of acquisition-related contingent liabilities	5,791	5,589
Total current liabilities	91,025	104,872
Long-term debt	94,920	72,372
Long-term pension liability	14,423	14,574
Long-term acquisition-related contingent liabilities	2,879	1,892
Long-term operating lease liabilities	2,273	1,599
Deferred tax liability	-	450
Other long-term liabilities	8,120	6,535
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.001 par value - authorized 300,000 shares (none issued)	-	-
Common stock, $.001 par value - authorized 50,000,000 shares, issued and outstanding 15,582,835 and 15,391,660 shares, respectively.	15	15
Additional paid-in capital	62,773	61,844
Retained earnings	150,734	141,972
Accumulated other comprehensive income (loss), net of tax:
Pensions	(10,184)	(10,898)
Cash flow hedges	64	69
Foreign currency translation adjustment	(2,019)	(1,372)
Total shareholders’ equity	201,383	191,630
Total liabilities and shareholders’ equity	$415,023	$393,924

SUPERIOR GROUP OF COMPANIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Three Months Ended March 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$10,478	$3,367
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	2,217	1,869
Provision for bad debts - accounts receivable	359	865
Share-based compensation expense	832	399
Deferred income tax benefit	(1,145)	(784)
Change in fair value of acquisition-related contingent liabilities	1,199	175
Changes in assets and liabilities, net of acquisition of business:
Accounts receivable	(1,731)	4,940
Accounts receivable - other	(798)	425
Contract assets	(1,447)	299
Inventories	1,881	(831)
Prepaid expenses and other current assets	(331)	2,327
Other assets	(771)	1,410
Accounts payable and other current liabilities	(15,057)	4,656
Long-term pension liability	446	294
Other long-term liabilities	1,613	134
Net cash provided by (used in) operating activities	(2,255)	19,545

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(6,736)	(2,073)
Acquisition of business	(6,000)	-
Net cash used in investing activities	(12,736)	(2,073)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings of debt	72,359	34,488
Repayment of debt	(49,835)	(52,672)
Payment of cash dividends	(1,548)	(1,521)
Proceeds received on exercise of stock options	130	-
Tax withholdings on exercise of performance based stock	(372)	-
Tax (provision) benefit from vesting of acquisition-related restricted stock	171	(13)
Common stock reacquired and retired	-	(500)
Net cash provided by (used in) financing activities	20,905	(20,218)

Effect of currency exchange rates on cash	(175)	(519)
Net increase (decrease) in cash and cash equivalents	5,739	(3,265)
Cash and cash equivalents balance, beginning of period	5,172	9,038
Cash and cash equivalents balance, end of period	$10,911	$5,773